Exhibit 10.33

Keith A. Wilson, Jr.	Affinia Group, Inc.
President	1Wix Way
Affinia Global Filtration	Gastonia, NC 28054
704-869-3302 tel
704-861-0727 fax
affiniagroup.com

March 21. 2014

Mr. David E. Sturgess

17504 Cotton Baker Court

Cornelius, NC 28031

Dear David:

I am pleased to extend a formal employment offer for you to become a member of the Affinia Group Inc. executive leadership team, effective April 14, 2014. This offer is only valid through March 26, 2014.

Reporting Relationship

You will report directly to me and will be a member of Affinia’s Executive Committee.

Title

Senior Vice President General Counsel & Secretary

Compensation and Fringe Benefits

Your base salary will be $21,667 per pay period as earned, which is equivalent to a rate of $260,000 per year. It is our policy to review salaries and conduct performance reviews on an annual basis. Your first salary review will occur on or prior to January 1, 2015.

You will receive a company car allowance payment in the amount of $1,250 per month according to the lease vehicle allowance program.

You will be placed on the management incentive bonus program that provides you an opportunity to earn a target bonus of 50% of your base salary. Our bonus program is reviewed and revised annually by our compensation committee and 1s subject to their discretion. Your bonus program will be prorated for 2014 based on your start date.

Restricted Stock Units

You will be offered 7,062.15 Restricted Stock Units (which would have a value of $1 million upon achieving a 2X vesting event), 50% of which will contain the same vesting conditions (and other terms and conditions) as other holders of restricted stock units and 50% of which will vest in four equal annual installments on each anniversary of your start date. The Restricted Stock Unit program will require you to agree to certain non-competitive and other restrictions as a condition of any grant.

Affinia… Keeping the World’s Wheels Turning

Benefits

Standard benefit package effective 90 days after your start date, subject to terms and conditions contained in the plans. We will reimburse you for any health care premium payments you make to continue your current health plan coverage during this 90-day period. Benefit package includes health and dental coverage; life and accidental death and dismemberment insurance; travel accident insurance; 401(k); holiday and vacation pay; and educational assistance. You will be eligible for continuance of pay and long term disability after completing one full year of service. Further details regarding our benefits can be obtained from the human resources department. As agreed, you will receive 4 weeks paid vacation.

Separation Pay

You will be entitled to a 12 month, salary and health care benefits (no bonus), severance agreement if your employment is terminated by Affinia without cause, or for the following good reasons: a material reduction in salary, material reduction in position, or material relocation of employee’s office.

This employment offer is contingent on the successful results of a drug screen. Additionally, your employment and compensation will be at the will of the Employer and can be terminated, with or without cause, and with or without notice, at any time at the option of either the Employer or yourself.

Should you have any questions, please let me know. The entire Affinia Group Inc. family joins me in welcoming you to our team and we look forward to seeing your contributions as we grow in the on- and off-highway replacement parts and service industry!

Sincerely,

Keith Wilson
President, Global Filtration

cc:	Tim Zorn
Kay Teixeira

Please indicate your acceptance of our offer by signing below and returning one copy of the letter, with your original signature.

I ☒ accept ☐ decline Affinia Group Inc.’s offer of employment.

Signature:	Date:
3/21/14

Affinia… Keeping the World’s Wheels Turning